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2008 Strategic Financial Review
Excerpted From Transcript of Online Resources’
Fourth Quarter and Full Year 2008
Earnings Conference Call
February 26, 2009
Matthew P. Lawlor
Chairman and CEO
The following is an excerpted transcript of Online Resources’
conference call discussing fourth quarter 2008 financial and operating results at approximately 5:00 pm ET, February 26, 2009.
This transcript is also edited for clarification and readability.
Nasdaq:ORCC
www.orcc.com

Let’s begin our 2008 review of our strategic financial performance with a look back, to better understand our look forward. Turning now to Slide 1, revenue has grown consistently at a compounded annual rate of 31 percent per year. Note in the chart that the grey colored bar shows 2008 actual revenue and 2009 guidance adjusted for interest rates.
Our new 3 year strategic revenue goal is 10-20 percent, reflecting moderated growth in 2009. In setting this target, we used an average billpay transaction growth rate of 13 percent over the next 3 years, which is in line with most industry analyst forecasts. In addition, our targets factor in increased services per client and appropriate increases in market share, offset by expected pricing declines.
Turning to Slide 2, Ebitda has grown very robustly until 2008, when we were flat. But as Cathy discussed, we expect to exit 2009 at 28% Ebitda margin, giving us the confidence that we can reach our 30% goal for full year 2011.

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Next, Slide 3 shows our Core EPS performance. After the sharp decline in 2006 caused by the Princeton acquisition debt, our compound annual growth rate was 30 percent. A number of factors point to substantial growth in core EPS over the next 3 years:
•	First, we expect increased volume over our relatively fixed costs;
•	Second, repayment of debt is accretive;
•	Third, large increases in spending for product development and staffing has tapered off; and
•	Lastly, the drag from interest rate declines and client losses is likely behind us.
In setting these targets, we are mindful of a number of risks. One cannot ignore the uncertainties in the banking system and in consumer billpay patterns. This is particularly important given its potential adverse impact on revenue growth, where small changes have an amplified impact on the bottom line. We also need to keep a close eye on pricing, though we see unit costs continuing to decline in parallel.
On the upside, I am heartened by the continued demand for our online services in both the banking and commercial markets. We benefit from trends towards outsourcing, conversion of paper to electronic payments, and the use of the web as a cost-efficient sales channel. This also bodes well for our new products and increased market share.
This first series of slides showed how we performed historically. The next 3 slides take a look at how we performed versus expectations. Note that for each period, we state the guidance range and mark the actual with a diamond.
Slide 4 shows that we did a fairly good job at predicting quarterly results.

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Slides 5 and 6 show that our annual revenue and earnings predictions were in the zone, but at the low end following our acquisition of Princeton.

While we have done a relatively good job of predicting in the short term, I should add that we could have done better in hitting our 3 year targets. As uncontrollable as the circumstances were, the acquisition-related departures and the interest rate factors equate to approximately $20 million in annual Ebitda that isn’t going to materialize.
In sum, as forecast periods lengthened and the company grew in complexity, our ability to predict future results declined. At the same time, given our recurring business model, our ability to predict future results is much better than most companies.
Slides 7 and 8 compare our performance versus our financial technology industry peers. Using data provided by FT Partners, we show the range of revenue and earnings growth for 49 FinTech companies for each year. Note that the data for each year is divided into quartiles. The horizontal line in column marks the quartile and rank of Online Resources compared to its peers.

Online Resources has been in the top quartile of performers for both revenue and earnings most of the years 2004-2007. We were more affected by lower interest rates in 2008 than our peers, and fell into the second quartile.

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Interestingly, looking forward, the investment analysts rank us conservatively in the second quartile for revenue, but in the top quartile for earnings expectations in 2009, 2010 and for the three year period. While we think we can do better in revenue, we are pleased that they understand the leverage in our model.
Finally, in reviewing our strategic performance, Slide 9 shows our expansion beyond our community banking niche to a powerful, diversified provider of online financial services to multiple complementary markets. Slide 10 highlights the significant growth in our operating metrics over the last 5 years

To sum it up, we have truly transformed the company – all the while keeping our financial performance strong relative to historic benchmarks and relative to our peer group. Our track record at predicting our performance is mixed, and we must better account for market and execution uncertainty.
I’d like to turn now to how we plan to deliver on our long-term financial goals of 10-20 percent annual revenue growth, 20-25 percent core EPS growth and 30 percent Ebida margin.
As you can see on Slide 11, we have three key priorities. Our first is to complete our 5-Year Strategic Plan developed in early 2007 after the acquisition of Princeton eCom. At the heart of the plan, we have married our network of banks, with Princeton’s network of billers. This has created meaningful cost synergies and now – as we look forward – sizable potential revenue opportunities.

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On Slide 12, we show the strategic growth plan as presented to investors in early 2007, after our acquisition of Princeton eCom. We are still only half-way through the plan, but I believe you will see that we are very much on track.
By the end of 2009, we expect to hit 12 percent consumer adoption of billpay as set forth in the plan. We increased adoption 1 1/2 percentage points last year, but lower interest rates ate up all of the benefit. Assuming rates are at rock bottom and all other factors such as pricing stay equal, I believe we can return about 8 cents per share with every one percent increase in adoption.
In the second phase of the plan, we looked to increase Biller Service Provider (or BSP) market share. Indeed, we have doubled e-commerce revenue since 2006 and expect continued high growth over the next few years. We expect this growth to sharply increase eCommerce division margins, providing further lift to achieve our corporate Ebitda margin target.
Also in the second phase of the plan, revenues from 7 new products built over the past few years are starting to be harvested. Our web-based collections service, for example, has potential annual revenue of $10-$35 million. This is based on a full deployment and slowly rising adoption with confirmed clients, who include 6 of the top 11 credit card issuers in the US. Obviously, we are also looking to increase market share to other consumer credit providers, banks and credit unions, billers and collections firms.
In the final analysis, our level of success in harvesting new products rests with getting the services quickly into the various distribution channels, then getting consumers to adopt them. We know these fundamentals well, and are looking to adapt our bank consumer marketing to these new channels.
We are mid-way through the 5 year strategic growth plan, so we are just entering the third phase. We have started technology and business development to position our unique online debit capabilities. We have also invested in new advanced CRM capabilities to cultivate and support cross-division opportunities.
Finally, as a continuing growth plan priority, we have looked to build market share – both organically and by acquisition. Here, I am really excited about the possibilities. In addition to the substantial increase in e-commerce market share that I’ve already discussed, we’re making great progress in the banking market. I believe we have a winner in our highly integrated, customizable Internet Banking offering at a value that no core processor can match.

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Turn now to Slide 13, it is more important than ever to execute on our fundamentals. That means leveraging on our relatively fixed cost base, with recurring usage fees to drive increased cash flow and profit.
Note the little plus sign beside our 30 percent Ebitda goal. We want you to know that we have not given up on achieving margins in the mid-thirties. This is achievable under better interest rate circumstances and adoption of some of our new high margin “SaaS” products.
Cathy has already shown you cash flow expectations in 2009, and our current cash position, Slide 14. We have a comfortable cushion in covering our debt and are confident we can keep it that way with our relatively visible business model.
I appreciate that investors are concerned about the level of debt and the impact it has on our stock price. But there is a silver-lining – it certainly keeps us focused! Debt reduction will also have a major accretive affect over the next few years as we pay it off.

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Turning now to our third long-term priorities: navigating choppy waters. Slide 15 shows how we look at the uncertainty associated with our weakened economy. Under normal conditions, our business model gives us a lot of financial visibility. The current down economy obviously increases uncertainty.
Managing in this environment requires that we be proactive and constantly vigilant – as Jeff Immelt of GE says, “quarterly meetings become monthly; monthly meetings become weekly; weekly meetings become daily.” Thankfully, at Online Resources, Ray insists that we keep the meetings short.
Ray has already described some of the cost initiatives we have taken – and I echo his comments on how well our staff has responded.
But not all of our cost control is tactical. We are also addressing our costs strategically. Slide 16 shows that we’ve made great progress in developing our end-to-end online payments network. When we combined with Princeton, about 25 percent of electronic banking payments were captive to our biller network at little or no cost. Today, over 50 percent of these payments are processed “in network.” We are confident that we can do 70 percent or more.

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Please turn now to Slide 17, the last one in our presentation – yes, let me join you in a rousing cheer! There are several take-aways from this strategic review:
▪	First, our financial performance has been relatively strong, and barring further economic shocks, recent slowing in growth should reverse.
▪	Second, our strategy is right on and worth seeing through. We’ve made the investment as fellow shareholders. Now, let’s reap the return.
Finally, I’d like to acknowledge that twenty years ago this past week this company was founded. We started on a bootstrap and the trust of clients, staff and shareholders. That trust was built on transparency and a genuine desire to do the right thing over the long-term. I’d like to thank all of you who have made this journey possible. The best is yet to come.
Matthew P. Lawlor
Chairman and CEO
Online Resources Corporation
February 26, 2009

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